EXHIBIT 12
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               COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                                                   THREE MONTHS ENDED
                                                                                      DECEMBER 31,
 (in thousands)                                                                     2004        2003
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
 Income before taxes on income and  cumulative  effect of an accounting change  $335,649    $235,940
 Add fixed charges:
 Interest expense - excluding interest on deposits                                 8,388       7,676
 Interest expense - deposits                                                       1,408       1,142
 Interest factor on rent /1                                                        3,720       3,371
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 Total fixed charges                                                              13,516      12,189
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 Earnings before fixed charges and taxes on income                              $349,165    $248,129
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 Ratio of earnings to fixed charges - including interest on deposits                25.8        20.4
 Ratio of earnings to fixed charges - excluding interest on deposits                28.7        22.4
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1    Interest  factor  on rent  represents  one-third  of  rental  expense  (the approximate portion of rental expense representing interest).

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